UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2014

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 818-871-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On August 5, 2014, Ixia (“Ixia” or the “Company”) issued a press release announcing, among other matters, certain preliminary financial results and information for the fiscal quarters ended March 31, 2014 and June 30, 2014. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Form 8-K”).

The information in this Item 2.02 and in Exhibit 99.1 furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 1, 2014, the Company committed to and implemented a company-wide restructuring initiative to better align the Company’s operating costs with its business opportunities. The restructuring plan includes the elimination of approximately 95 to 105 employee positions, which represents approximately 5% to 6% of the Company’s employee base as of June 30, 2014. The Company expects that the reduction in staffing will be substantially completed by September 30, 2014. The Company’s restructuring initiative will also include the elimination of currently open replacement positions as well as previously planned new headcount additions, the rationalization of certain facility costs, and the reduction of other discretionary costs.

The Company estimates that the total cost of the restructuring will be approximately $3.5 million to $4.5 million consisting primarily of a pre-tax charge in the third quarter of 2014 for employee severance and other related costs. All or substantially all of the estimated charges will result in cash expenditures by the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Brent Novak

Effective August 4, 2014, the Company and Brent Novak, the Company’s Acting Chief Financial Officer and Vice President, Finance, entered into a letter agreement setting forth certain compensation and benefits that the Company will provide to Mr. Novak in consideration of his appointment on March 3, 2014 as the Company’s Acting Chief Financial Officer.

Under the terms of the letter agreement, Mr. Novak will receive an annual base salary of $300,000, effective retroactively to March 4, 2014, and will be eligible to participate in any 2014 Senior Officer Bonus Plan that is adopted by the Company. Mr. Novak’s target bonus opportunity for 2014 will be prorated so that (i) for the portion of 2014 for which he serves as

Acting Chief Financial Officer, his target bonus opportunity will be equal to 60% of his annual base salary and (ii) for the portion of 2014 for which he did not serve as Acting Chief Financial Officer, his target bonus opportunity will be equal to 40% of his annual base salary (i.e., his target bonus opportunity in his role as Vice President, Finance).

Under the terms of the letter agreement and subject to the approval of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors, Mr. Novak will also be granted restricted stock units covering 20,000 shares of the Company’s Common Stock (the “RSUs”). The RSUs will vest, and the shares of Common Stock covered thereby will be issued, in installments, with 3,750 RSUs vesting on the 15th day of the second calendar month of the calendar quarter following the Compensation Committee’s award of the grant, provided that Mr. Novak remains an employee of the Company on that date. The remaining 16,250 RSUs will vest in 13 equal quarterly installments on the 15th day of the second calendar month of each calendar quarter thereafter as long as Mr. Novak remains an employee of the Company. The RSUs will be granted under the Company’s Second Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) and will be subject to the terms and conditions of the 2008 Plan and the agreement entered into between Mr. Novak and the Company to evidence the RSUs.

The letter agreement also provides that in the event the Company terminates Mr. Novak’s employment without “cause” (as defined in the letter agreement), the Company will (i) continue to pay Mr. Novak his base salary through the nine-month anniversary of the date on which his employment terminates and (ii) prior to the end of the nine-month period, pay Mr. Novak an additional amount equal to the average of the three annual bonus awards earned by him for the three calendar years immediately preceding the year in which such termination occurs; provided, however, that if termination occurs after the end of a calendar year but before the Company has determined the bonus award that has been earned for that year, the Company will instead use the three calendar years immediately preceding such prior calendar year for purposes of the calculation. In the event Mr. Novak’s employment terminates under circumstances in which he is entitled to receive the foregoing severance compensation and he elects to continue insurance coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), the Company will also pay the premium for the first six months of such coverage.

The foregoing description of the letter agreement between the Company and Mr. Novak is qualified in its entirety by reference to the copy of the letter agreement which is filed as Exhibit 10.1 to this Form 8-K.

Alexander J. Pepe

On August 5, 2014, the Company and Alexander J. Pepe, the Company’s Chief Operating Officer, executed Amendment No. 2 (the “Amendment”), effective as of October 24, 2013 (the “Effective Date”), to the Employment Agreement (the “Employment Agreement”) dated as of May 4, 2012 between the Company, as the assignee of Anue Systems, Inc., and Mr. Pepe, as such Employment Agreement was amended by Amendment No. 1 thereto dated as of August 14, 2013.

The Amendment confirms that from and after the Effective Date (i) Mr. Pepe is serving as the Company’s Chief Operating Officer (or in such other capacity or capacities as may be approved by the Company’s Board of Directors), (ii) his annual base salary is $360,000 and (iii) his target bonus opportunity is 70% of his annual base salary. The Amendment also confirms that Mr. Pepe’s bonus under the Company’s 2013 Senior Officer Bonus Plan was prorated so that (i) for the portion of 2013 for which he served as Chief Operating Officer, his target bonus opportunity was 70% of his annual base salary as Chief Operating Officer and (ii) for the portion of 2013 for which he did not serve as Chief Operating Officer, his target bonus opportunity was based on his annual base salary and target bonus opportunity in effect immediately prior to his appointment as Chief Operating Officer. The Amendment further provides that Mr. Pepe’s bonus eligibility and bonus opportunity for years subsequent to 2013 are subject to change.

The Amendment provides that the Company will grant to Mr. Pepe the following awards under the 2008 Plan:

•	non-statutory stock options (“NSOs”) to purchase 5,500 shares of the Company’s Common Stock (“Shares”), which NSOs vest and become exercisable in installments, with the final installment vesting on October 24, 2014, and RSUs covering 2,000 Shares, which RSUs vest in installments, with the final installment vesting on October 24, 2014 and, to the extent such RSUs vest, the underlying Shares will be issued on or promptly following the earlier of October 24, 2014 or the date on which Mr. Pepe’s employment terminates (such NSOs and RSUs were granted to Mr. Pepe on November 5, 2013);

•	at such time after January 1, 2014 as the Company grants its first equity incentive awards to any other executive officer of the Company and provided Mr. Pepe then holds the position of Chief Operating Officer, (i) NSOs to purchase 15,000 Shares, which NSOs will vest in installments, with the final installment vesting on December 31, 2014, and (ii) RSUs covering 5,000 shares, which RSUs will vest in installments, with the final installment vesting on December 31, 2014 and, to the extent such RSUs vest, the underlying Shares will be issued promptly following the earlier of December 31, 2014 or the date on which Mr. Pepe’s employment terminates; and

•	as soon as reasonably practicable after June 30, 2014 and provided Mr. Pepe then holds the position of Chief Operating Officer, (i) NSOs to purchase 15,000 Shares, which NSOs will vest in installments, with the final installment vesting on June 30, 2015, and (ii) RSUs covering 5,000 shares, which RSUs will vest in installments, with the final installment vesting on June 30, 2015 and, to the extent such RSUs vest, the underlying Shares will be issued on or promptly following the earlier of June 30, 2015 or the date on which Mr. Pepe’s employment terminates.

The specific vesting schedule for each award is included in the Amendment, and the vesting of all awards is subject to Mr. Pepe’s being an employee of the Company on the date of vesting. The NSOs will expire on the seventh anniversary of the date of grant.

The Amendment also provides that from and after the Effective Date, Mr. Pepe is eligible to participate in the Company’s Officer Severance Plan (As Amended and Restated Effective January 1, 2009) (the “2009 Plan”); provided, however, that notwithstanding any provision in the 2009 Plan to the contrary, Mr. Pepe is not entitled to severance benefits under the 2009 Plan as a result of any (i) decrease in his annual base salary to a rate that is equal to or granter than his annual base salary immediately prior to the Effective Date or (ii) any change in or removal from his position provided the Company has offered him another executive officer position.

The Employment Agreement, as amended, provides that Mr. Pepe’s employment thereunder is on an at will basis.

The foregoing description of the Amendment is qualified in its entirety by reference to the copy of the Amendment which is filed as Exhibit 10.4 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following Exhibits 10.1, 10.2, 10.3 and 10.4 are filed, and the following Exhibit 99.1 is furnished, as a part of this Form 8-K:

Exhibit No.	Description

10.1	Letter Agreement effective August 4, 2014 between the Company and Brent Novak

10.2	Employment Agreement entered into as of May 4, 2012 between the Company, as assignee of Anue Systems, Inc., and Alexander J. Pepe

10.3	Amendment No. 1 to Employment Agreement entered into as of August 14, 2013 between the Company and Alexander J. Pepe

10.4	Amendment No. 2 to Employment Agreement entered into as of October 24, 2013 between the Company and Alexander J. Pepe, as executed by the parties on August 5, 2014

99.1	Press Release dated August 5, 2014 of the Company

FORWARD-LOOKING STATEMENTS

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the objectives, nature, execution and timing of the Company’s restructuring plan and estimates and projections of costs, charges and cash expenditures relating to the restructuring plan. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict, or the like. Such forward-looking statements reflect the current intent, belief and expectations of our management and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, the Company’s ability to implement the restructuring as currently planned, the risk that certain benefits and objectives of the restructuring plan may not be realized, changes in the Company’s business requirements and changes in market and economic conditions. Factors that may cause future results to differ materially from the Company’s current expectations also include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: August 5, 2014	By:	/s/ Brent Novak
Brent Novak
Acting Chief Financial Officer and Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement effective August 4, 2014 between the Company and Brent Novak

10.2	Employment Agreement entered into as of May 4, 2012 between the Company, as assignee of Anue Systems, Inc., and Alexander J. Pepe

10.3	Amendment No. 1 to Employment Agreement entered into as of August 14, 2013 between the Company and Alexander J. Pepe

10.4	Amendment No. 2 to Employment Agreement entered into as of October 24, 2013 between the Company and Alexander J. Pepe, as executed by the parties on August 5, 2014

99.1	Press Release dated August 5, 2014 of the Company